EXHIBIT 10.1

SUPPLEMENT TO CONSULTING AGREEMENT

This Supplement to Consulting Agreement (collectively with the Consulting Agreement, the “Agreement”) dated May 12, 2011 is made by and between Vycor Medical, Inc., a Delaware corporation (the “Company”) and Fountainhead Capital Management Limited, an entity registered in Jersey  (“FCM”) (each a “Party” and collectively referred to hereafter as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties previously entered into a Consulting Agreement on February 10, 2010 (amended September 29, 2010) (the “Consulting Agreement”).

WHEREAS, the Parties now wish to supplement the Consulting Agreement to reflect FCM’s expanded responsibilities as a result of the acquisition by the Company of the assets of NovaVision, Inc.;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree in good faith as follows:

1.

Consulting Agreement.  This Supplement does not supersede the Consulting Agreement and relates only to these matters which are specifically the subject of this Supplement.  In all respects other than as specifically stated in this Supplement, the Consulting Agreement (as amended) remains in full force and effect in accordance with its terms.

By this Supplement, the parties further confirm that FCM will not have the authority to bind the Company. All of the services provided by FCM shall be performed outside of the United States and FCM will not have any specific duties or role with respect to the day-to-day management of the Company or with respect to the Company’s Board of Directors. Any services provided by individuals who may be related to FCM will be performed on an individual basis and not on behalf of FCM and shall be compensated, if any, separately from the Consulting Agreement.

This will further confirm that FCM is not a licensed broker-dealer and under no circumstances will FCM engage in any activities which would require licensure as a broker-dealer or otherwise.

2.

Term. The term of this engagement shall be for a period of two (2) years commencing with the date first written above and may be extended upon the mutual written agreement of the Parties.

3.

Consideration.  In consideration for the added activities and responsibilities of FCM in connection with the expanded operations of the Company (including the NovaVision operations) and in addition to the $8,500 per month payable under the terms of the Consulting Agreement, commencing January 1, 2011 the Company will pay to FCM an additional monthly retainer of $29,000. This additional monthly retainer shall be accrued and paid out to FCM at the option of FCM as follows: (i) in Vycor stock at any time at $0.0225 per share; or (ii) in cash following the closing of a fundraising of no less than $2.5 million or on the sale of the Company or a substantial part of the assets thereof at any time after June 30, 2011. Notwithstanding, FCM shall have the option to receive up to $5,000 of the additional monthly retainer in cash each month, commencing April 1, 2011.

4.

Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable overnight courier service, in each case to the intended recipient as set forth below:

If to the Company: Vycor Medical, Inc. 3651 FAU Boulevard Suite 300 Boca Raton, FL 33431	Copy to: Law Offices of Robert Diener 56 Laenani Street Haiku, HI 96708 Attention: Robert Diener
If to FCM: Fountainhead Capital Management Limited Portman House Hue Street, St. Helier Jersey JE4 5RP Attention: Carole Dodge

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

5.

Miscellaneous.

(a) Entire Agreement.  This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

(b) Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

(c) Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

(d) Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.  The Parties hereby consent to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan and the United States District Court for the Southern District of New York for all disputes arising under this Agreement.

(f) Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time during the term of this Agreement prior to the termination of this Agreement.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver.  No waiver by any party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(g) Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(h) Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of

strict construction shall be applied against any party.   Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(i) Remedies.  FCM shall be entitled to enforce its rights under this Agreement specifically to recover damages by reason of any breach of any provision or term of this Agreement and to exercise all other rights existing in its favor.  In the event of any dispute under this Agreement, the prevailing party shall be entitled to recover its costs incurred in connection with the resolution thereof, including reasonable attorneys fees.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the date first written above.

Vycor Medical, Inc.

/s/ Kenneth T. Coviello

By:____________________________

Name:  Kenneth T. Coviello

Title:

Chief Executive

Fountainhead Capital Management Limited

/s/ Eileen O’Shea

By:____________________________

Name:  Eileen O’Shea

Title:

Director

/s/ Carole Dodge

By:____________________________

Name:  Carole Dodge

Title:

Director